                                                               EXHIBIT (d)(5)

                            NONCOMPETITION AGREEMENT

         THIS NONCOMPETITION AGREEMENT (this "AGREEMENT") is entered into as of October 8, 2003, by and between Emulex Corporation, a California corporation (the "COMPANY") and Stuart B. Berman ("EXECUTIVE"), a shareholder and executive officer of Vixel Corporation, a Delaware Corporation ("VIXEL").

                                    RECITALS

         A. Vixel and the Company are engaged in the business of providing technologies and products for the storage networking infrastructure business, including HBAs, fabric switches and storage networking semiconductor components that are embedded in HBAs, fabric switches and storage appliances (including, but not limited to, storage arrays, network attached storage, tape libraries and virtualization appliances) that are contained in existing products of or products under development by either the Company or Vixel (the "BUSINESS");

         B. Executive is a stockholder and an executive officer of Vixel and accordingly has acquired confidential and proprietary information relating to the Business and the operation of Vixel;

         C. Executive's covenant not to compete, as reflected in this Agreement, is an essential part of the transactions described in the Agreement and Plan of Merger, dated as of October 8, 2003 (the "MERGER AGREEMENT"), by and among Emulex Corporation, a Delaware corporation and the Company's parent corporation ("PARENT"), Vixel and Aviary Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (the "SUB"), pursuant to which, among other things, the Sub will be merged with and into Vixel (the "MERGER");

         D. Executive holds a substantial number of stock options of Vixel that will continue to vest and shall be exercisable for shares of common stock of the Company following the Merger and therefore has a material economic interest in the consummation of the Merger.

         E. In order to protect the goodwill related to the Business and as a condition of, and an inducement to, the Company entering into the Merger Agreement, Executive has agreed to the noncompetition and nonsolicitation covenants and the confidentiality agreements provided in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and to induce the Company to consummate the transactions contemplated by the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, and with the knowledge that no other good or valuable consideration has been offered to or received by Executive in connection with the execution of this Agreement, Executive hereby covenants and agrees as follows:

         1. Effectiveness of Agreement. This Agreement is conditioned upon the occurrence of the (i) Closing (as that term is defined in the Merger Agreement) and (ii) the offer of employment to Executive by the Company or any of its affiliates following the Closing ("EMPLOYMENT COMMENCEMENT"). This Agreement shall be null and void ab initio should the Merger not be consummated for any reason or should the Employment Commencement not occur. This Agreement will terminate in the event of and concurrent with a termination of the Merger Agreement in accordance with its terms.

         2.       Noncompetition.

                  (a) Executive and the Company agree that due to the nature of Executive's association with Vixel, Executive has confidential and proprietary information relating to the business and operations of Vixel and the Company (all references to the "Company" hereinafter shall include Vixel, which shall be the surviving corporation in the Merger). Executive acknowledges that such information is of extreme importance to the business of the Company and will continue to be so after the Merger and that disclosure of such confidential information to others or the unauthorized use of such information by others would cause substantial loss and harm to the Company. Executive and the Company also agree that Executive will continue to acquire, and will assist in developing, confidential and proprietary information relating to the Business following the Merger by reason of his employment with the Company.

                  (b) Executive and the Company further agree that the market for the Business is intensely competitive and that the Company engages in the Business throughout the United States, Europe, Scandinavia, Japan, China, Taiwan, Thailand, South Korea and Singapore.

                  (c) (i) Subject to subparagraph (ii) below, during the period commencing at the Effective Time of the Merger and ending one
         (1) year following the termination of Executive's employment with the Company (including, without limitation, voluntary resignation by such Executive or termination at the request of the Company) (the "RESTRICTED PERIOD"), Executive agrees that he shall not, anywhere in the Business Area (as defined below), engage, directly or indirectly, in any in any capacity whatsoever (whether as an officer, director, stockholder, owner, proprietor, partner, member, co-owner, investor, employee, trustee, manager, consultant, independent contractor, co-venturer, financier, agent, representative or otherwise), in a Competing Business (as defined below), or otherwise hold any interest in a Competing Business; provided, however, that Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, "beneficially own" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) 1.0% or more of any class of securities of such Competing Business.

                  (ii) In the event that the employment of Executive is terminated by the Company without Cause (as defined herein) within one
         (1) year of the Effective Time, then the Restricted Period shall terminate on the expiration of severance payments to Executive.

                  (d) "COMPETING BUSINESS" as used herein, means any individual, corporation, partnership, limited partnership, limited liability company, trust (business or otherwise), institution, foundation, pool, plan or other entity or organization (other than the Company) which engages or proposes to engage in the Business.

                  (e) "BUSINESS AREA" as used herein, means each state within the United States of America as well as each country, state, province and territory in Europe, Scandinavia, Japan, China, Taiwan, Thailand, South Korea and Singapore.

                  (f) "CAUSE" as used herein shall mean: (i) any misappropriation or embezzlement by Executive of the property of the Company or any of its affiliates or other act of fraud or material misconduct by Executive against the Company or any of its affiliates; (ii) Executive's conviction of or plea of guilty or nolo contendere to a crime constituting a felony or any criminal act involving moral turpitude; (iii) a breach by Executive of any provision of this Agreement; (iv) the failure, refusal or neglect by Executive to perform faithfully the duties and obligations customary to his office; (v) the habitual non-performance or incompetent performance by Executive of the duties or responsibilities customary to his office; (vi) misconduct by Executive, including insubordination, in respect of the duties or obligations customary to his office; and (vii) any intentional or grossly negligent act by Executive having the effect of materially injuring the business or reputation of the Company or any of its affiliates. No activities covered by item (iv), (v) and (vi) will be deemed to be "Cause" unless the Company has notified Executive of the prohibited activity in writing and Executive has failed to cease such activity within thirty (30) days.

         3. Nonsolicitation of the Purchaser and Company Employees. During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly solicit, request, cause or induce any person who is at the time an employee of or a consultant of the Company to leave the employ of or otherwise terminate such person's relationship with the Company.

         4. Nonsolicitation of Customers or Suppliers. During the Restricted Period, Executive shall not, directly or indirectly: (i) solicit, induce or attempt to induce any customer, client or supplier of the Company to cease doing business in whole or in part with the Company; or (ii) attempt to limit or interfere with any business engagement or relationship existing between the Company and any third party.

         5. Confidentiality. Executive agrees that, upon the Closing, he will execute the Company's standard proprietary information and invention assignment agreement (the "Employee Invention and Non-Disclosure Agreement"), the form of which is attached as Annex A, and will abide by all of its terms.

         6. Injunctive Relief. The parties agree that the remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company shall be entitled to seek an injunction restraining Executive from the conduct which would constitute a breach of this Agreement. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it or them for such breach or threatened breach, including, without limitation, the recovery of damages from Executive.

         7. Reasonableness and Enforceability of Covenants. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including, but not limited to, Executive's position of confidence and trust as an executive officer of Vixel as well as his employment with the Company after the Closing. Moreover, if any court determines that any of the covenants and agreements contained herein, or any part thereof, is unenforceable because of the character, duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

         8. Severability. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

         9. Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Washington, without regard to principles of conflicts or choice of laws.

         10. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

         11. Entire Agreement. This Agreement, together with the Merger Agreement and the documents, instruments and other agreements contemplated by or referred to therein and the Employee Invention and Non-Disclosure Agreement, contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument signed by each of the parties hereto.

         12. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

         13. Section Headings. The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

         14. Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any party without the consent of the other parties; provided, however, that the Company may assign its rights hereunder, without the consent of Executive, to any entity that acquires or succeeds to the Business.

         15. Further Assurances. From time to time, at the Company's request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement.

         16. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Company:

                           Emulex Corporation
                           3535 Harbor Boulevard
                           Costa Mesa, California 92626
                           Attn: Randall G. Wick
                                 Vice President, General Counsel
                           Telephone No.: (714) 662-5600
                           Facsimile No.: (714) 641-0172

                  (b)      if to Executive:

                           c/o Vixel Corporation
                           11911 North Creek Parkway South
                           Bothell, Washington 98011
                           Telephone No.: (425) 806-4528
                           Facsimile No.: (425) 806-4001

         17. Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition Agreement as of the date first above written.

                                    EMULEX CORPORATION

                                    By: /s/ PAUL FOLINO
                                        ----------------------------------------
                                        Name:  Paul Folino
                                        Title: Chairman of the Board and
                                               Chief Executive Officer

                                    /s/ STUART B. BERMAN
                                    --------------------------------------------
                                    Stuart B. Berman

                                                                         ANNEX A

[EMULEX LOGO]

                 EMPLOYEE CREATION AND NON-DISCLOSURE AGREEMENT

         This Employee Creation and Non-Disclosure Agreement (this "Agreement") is entered into between Emulex Corporation ("Emulex") and the undersigned Employee. In consideration of employment or continued employment by Emulex and the mutual promises contained in this Agreement, Employee and Emulex agree as follows:

                Definition of Terms.

                  1.1 Creation. "Creation" means every idea, concept, invention, device, design, apparatus, machine, practice, process, method, product, composition of matter, improvement, formula, algorithm, literary or graphical or audiovisual work or sound recording, mask work, or computer program of any kind, whether or not subject to patent, copyright, mask work right, or similar protection.

                  1.2 Create. "Create" means invent, develop, devise, conceive, discover, create, first reduce to practice, write, or fix in a tangible medium of expression.

                  1.3 Confidential Information. "Confidential Information" means all Creations, data, information, know-how, process parameters, fabrication techniques, technical plans, documentation, customer lists, price lists, supplier lists, business plans, marketing plans, financial information, and the like, in whatever form or medium, and whether or not designated or marked "Confidential" or the like, which: (1) relate to the business of Emulex, and (a) have not been disclosed by Emulex to, or (b) are not generally known to, the general public or to Emulex's trade or industry; or (2) are received by Emulex from a third party under an obligation of confidentiality to the third party.

                  1.4 Emulex. "Emulex" includes Emulex Corporation, a Delaware corporation, all of its subsidiaries, and all joint ventures and partnerships of which such corporation and/or any of such subsidiaries is a member, partner, or participant.

                Confidential Information.

                  2.1 Acknowledgement by Employee. Employee acknowledges that during Employee's employment with Emulex, Employee may be given access to, become acquainted with, or develop Confidential Information.

                  2.2 No Use or Disclosure. Employee shall not use or disclose (directly or indirectly) any Confidential Information (whether or not created or developed by Employee) at any time or in any manner, except as required in the course of employment with Emulex. Employee acknowledges that, except as set forth on an exhibit attached by Employee to this Agreement, Employee is not a party to any agreement with any other entity which either (1) restricts Employee's use or disclosure of any information gained or learned by Employee from the entity or while employed by the entity, or (2) otherwise relates to Employee's use or disclosure of any confidential information or trade secrets of the entity. Employee represents that no entity has asserted or is asserting that Employee has breached any of the terms or provisions of any of the agreements listed on the attached exhibit. The obligations of this Paragraph are continuing and survive the termination of Employee's employment with Emulex.

                  2.3 Restriction on Documents and Equipment. All Confidential Information, documents, and equipment relating to the business of Emulex, whether prepared by Employee or otherwise coming into Employee's possession, are the exclusive property of Emulex, and must not be removed from any of its premises except as required in the course of employment with Emulex. All such Confidential Information, documents, and equipment shall be promptly returned by Employee to Emulex upon the request of Emulex, and on any termination of Employee's employment with Emulex.

                  2.4 No Disclosure or Use from Others. Employee shall not disclose to Emulex or use on behalf of Emulex any confidential information or trade secrets obtained from other entities, and shall not bring confidential information or trade secrets of other entities onto Emulex's premises.

                Creations.

                  3.1 Disclosure and Assignment of Creations. Employee shall promptly inform and disclose to Emulex all Creations which Employee Creates (either alone or with others) while in the employment of Emulex, if the
Creations:

                  (1) relate, at the time Created, to the business of Emulex or to any actual or demonstrably anticipated research or development work of Emulex; or

                  (2) result from any work performed by Employee for Emulex; or

                  (3) were Created utilizing any of Emulex's equipment, supplies, facilities, time, or Confidential Information.

ALL OF THE ABOVE-DESCRIBED CREATIONS THAT ARE SUBJECT TO COPYRIGHT OR MASK WORK PROTECTION ARE EXPLICITLY CONSIDERED BY EMPLOYEE AND EMULEX TO BE WORKS MADE FOR HIRE TO THE EXTENT PERMITTED BY LAW. ALL OF THE ABOVE-DESCRIBED CREATIONS OTHERWISE ARE HEREBY ASSIGNED BY EMPLOYEE TO EMULEX, AND ARE THE EXCLUSIVE PROPERTY OF EMULEX.

                  3.2 Governmental Rights. Employee acknowledges that Emulex has entered or may enter into agreements with agencies of the United States government, and that Emulex may be subject to laws and regulations which impose obligations, restrictions, and limitations on Emulex with respect to Creations which may be acquired by Emulex or which may be conceived or developed by employees, consultants, and other agents rendering services to Emulex. Employee shall be bound by all such obligations, restrictions, and limitations applicable to any Creation of Employee. Employee also shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations. Employee further shall assign to Emulex all of Employee's rights in any Creation of Employee if Emulex is required to grant those rights to the United States government or any agencies of the United States government.

                  3.3 Employee's Assistance. Employee agrees to assist Emulex in obtaining and/or maintaining patents, copyrights, mask work rights, and similar rights to any Creations assigned by Employee to Emulex if Emulex, in its sole discretion, requests such assistance. Employee shall sign all documents and do all other things deemed necessary by Emulex, at Emulex's expense, to obtain and/or maintain such rights, to assign them to Emulex, to defend them from invalidation, and to protect them against infringement by other parties. The obligations of this Paragraph are continuing and survive the termination of Employee's employment with Emulex. If Emulex requires Employee's assistance under this Paragraph after termination of employment with Emulex, Employee will be compensated for time actually spent in providing assistance at Employee's hourly pay rate at the date of Employee's termination.

                  3.4 Appointment of Agent. Employee irrevocably appoints the President of Emulex to act as Employee's agent and attorney-in-fact to perform all acts necessary to obtain and/or maintain patents, copyrights, mask work rights, and similar rights, to any Creations assigned by Employee to Emulex under this Agreement if (1) Employee refuses to perform those acts, or (2) is unavailable, within the meaning of any applicable laws. Employee acknowledges that the grant of the foregoing power of attorney is coupled with an interest and shall survive the death or disability of Employee.

                  3.5 Further Disclosure. Employee shall promptly disclose to Emulex, in confidence, (1) all Creations of any kind which Employee Creates while employed by Emulex, and (2) all patent applications filed by

Employee within one (1) year after termination of employment with Emulex. Employee agrees that any application for a patent, copyright registration, mask work registration, or similar right filed within one (1) year after termination of employment with Emulex shall be presumed to relate to a Creation of Employee Created during employment at Emulex, unless Employee can prove otherwise.

                  3.6 Records. Employee shall keep complete, accurate, and authentic information and records on all Creations in the manner and form requested by Emulex. The information and records, and all copies of them, shall be the exclusive property of Emulex. Employee shall promptly surrender the information and records upon the request of Emulex, and on any termination of Employee's employment with Emulex.

                  3.7 Compliance with Labor Code. THIS AGREEMENT DOES NOT APPLY TO ANY CREATIONS WHICH QUALIFY FULLY UNDER THE PROVISIONS OF SECTION 2870 OF THE CALIFORNIA LABOR CODE OR ANY SIMILAR APPLICABLE LAW. FOR EMPLOYEE'S INFORMATION, THE CURRENT TEXT OF SECTION 2870 IS REPRODUCED BELOW:

         "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                  (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

                Restrictions on Employee.

                  4.1 No Conflicting Competition. While employed by Emulex, Employee shall not in any manner (whether as an employee, consultant, or otherwise) perform services for, or have an ownership interest in (other than less than one percent (1%) of a publicly-held company), any entity that competes with Emulex or any employment or business which is otherwise in conflict with Employee's employment relationship with Emulex.

                  4.2 No Competitive Planning. While employed by Emulex, Employee shall not undertake any planning for any outside business activity (1) competitive with the work which Employee performs for Emulex, or (2) competitive with the profit unit of Emulex for which Employee works.

                  4.3 No Hiring of Other Employees. While employed by Emulex, and for 1 year afterward, Employee shall not employ, attempt to employ, or assist or encourage others in employing or attempting to employ (whether as an employee, consultant, or otherwise), any of Emulex's other employees who work in any area in which Employee has been significantly engaged on behalf of Emulex.

                  4.4 No Use of Confidential Information. While employed by Emulex, and for 1 year afterward, Employee shall not enter into any other employment (whether as an employee, consultant, or otherwise) in which the duties of such other employment would require Employee to disclose or use any Confidential Information.

                  4.5 No Conflicting Agreements. Employee represents that Employee has no agreements with or obligations to any other party that would interfere with Employee's compliance with this Agreement.

                  4.6 Subsequent Employment. Employee agrees that Emulex may notify anyone as to the existence and provisions of this Agreement.

                Pre-existing Creations.

                  5.1 Representation of Coverage and Grant of License. Except for those Creations (if any) specifically reserved by Employee in an attachment to this Agreement, Employee represents that there are no Creations owned wholly or in part by Employee, or controlled directly or indirectly by Employee, which Employee considers to be reserved and excluded from the scope of this Agreement. Employee grants to Emulex a royalty-free, non-exclusive, worldwide, irrevocable license on any and all non-reserved Creations of Employee.

                  5.2 Preservation of Confidence. In order to preserve Employee's proprietary rights in any unpatented or unpublished reserved Creations, Emulex shall keep in confidence all information provided by Employee pertaining to any reserved Creation, unless the information: (1) is already known to or in the possession of Emulex; (2) is or becomes publicly known through no wrongful act of Emulex; (3) is rightfully received by Emulex from a third party without breach of any obligation to Employee; (4) is approved for release by written authorization of Employee; (5) is distributed or made available to others by Employee without restriction as to use or disclosure; or
(6) is developed independently by Emulex through persons not involved with information received by Emulex from Employee.

                  5.3 License from Use. Notwithstanding the reservation of a Creation under Paragraph 5.1, if Employee (1) uses a reserved Creation while employed by Emulex, or (2) permits the use of a reserved Creation by another employee of Emulex, and does not have a prior written agreement with Emulex pertaining to such use, then Employee thereby grants to Emulex a royalty-free, non-exclusive, worldwide, irrevocable license to that Creation (provided that the reserved Creation is owned wholly or in part by Employee, or is within the direct or indirect control of Employee at the time of employment).

                  5.4 Right of First Refusal. With respect to any reserved Creations specified under Paragraph 5.1 above, Employee grants to Emulex a right of first refusal to purchase or license such Creations (unless otherwise licensed to Emulex by any other terms of this Agreement) on terms at least as favorable as offered to any other purchaser or licensee while Employee is employed by Emulex.

                General Provisions.

                  6.1 Attorneys' Fees. If any arbitration, litigation, or other legal proceeding occurs between the parties relating to this Agreement, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) his, her, or its reasonable costs and expenses (including attorneys' fees) incurred in the proceeding and any appeal therefrom.

                  6.2 Entire Agreement. This Agreement, including all referenced attachments, constitutes the complete and final agreement between the parties, and supersedes all prior negotiations, agreements, and understandings between the parties concerning its subject matter.

                  6.3 Successors and Assigns. This Agreement is intended to benefit and is binding on (1) the successors and assigns of Emulex, and (2) the heirs and legal successors of Employee.

                  6.4 Separate Enforcement of Provisions. If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall be enforced to the extent possible.

                  6.5 Governing Law. The validity, construction, and performance of this Agreement is governed by the laws of the State of California.

                  6.6 Right to Relief. If Employee breaches or threatens to breach any provision of this Agreement, in addition to any other rights and remedies Emulex may have, Emulex shall be entitled to temporary and permanent injunctive relief to prevent the breach or threatened breach without the necessity of proving actual damages or posting any bond or undertaking.

                  6.7 Waiver and Amendment. No waiver, amendment, or modification of this Agreement shall be effective unless in writing and signed by the party against whom the waiver, amendment, or modification is sought to be enforced. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of the right, power, or remedy. No waiver of any term, condition, or breach of this Agreement shall be construed as a waiver of any other term, condition, or breach.

                Effective Date. This Agreement, no matter when signed by Employee, is effective from the first date of Employee's employment with Emulex and shall survive the termination of Employee's employment with Emulex.

                At Will Employment. Unless specifically provided differently in a separate written agreement signed by an authorized agent of Emulex, Employee acknowledges and agrees that Employee's employment by Emulex is now and will continue to be throughout his or her employment with Emulex "AT WILL," and can be terminated at any time by Emulex for any reason, with or without good cause, and with or without prior warning or notice.

                Acknowledgment of Reading. Employee acknowledges that Employee has read and understands this Agreement, and has received a copy of it.

AGREED:                                      EMULEX CORPORATION

______________________________               By:___________________________
Employee's signature

______________________________               ______________________________
Employee's Name                              Name

Dated:________________________               ______________________________
                                             Title

                                             Dated:________________________